                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                             ARDENT SOFTWARE, INC.
                (Name of Registrant as Specified In Its Charter)

                             ARDENT SOFTWARE, INC.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                             ARDENT SOFTWARE, INC.
                              50 WASHINGTON STREET
                       WESTBORO, MASSACHUSETTS 01581-1021

                                                                   April 3, 1998

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Ardent Software, Inc., which will be held on Wednesday, April 30, 1998, at the offices of the Company, 50 Washington Street, Westboro, Massachusetts, at 3:00 p.m.

     The following Notice of Annual Meeting of Stockholders and Proxy Statement describes the items to be considered by the stockholders and contains certain information about the Company and its directors and executive officers.

     Please sign and return the enclosed proxy card as soon as possible in the envelope provided so that your shares can be voted at the meeting in accordance with your instructions. Even if you now plan to attend the meeting, we urge you to sign and return the proxy card. You can revoke it at any time before it is exercised at the meeting and vote your shares personally if you attend.

     We look forward to seeing you.

                                          Sincerely,



                                          PETER GYENES
                                          Chairman of the Board

                             ARDENT SOFTWARE, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 30, 1998


     The Annual Meeting of Stockholders of Ardent Software, Inc. (the "Company") will be held at the offices of the Company, 50 Washington Street, Westboro, Massachusetts on Wednesday, April 30, 1998 at 3:00 p.m. for the following purposes:

        1. To elect two directors, each for a three year term.

        2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 31, 1998 will be entitled to vote at the meeting.


                                          By Order of the Board of Directors


                                          R. N. HOEHN
                                          Secretary

Dated: April 3, 1998


     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE IN ORDER THAT YOUR SHARES MAY BE REPRESENTED.

                             ARDENT SOFTWARE, INC.
                              50 WASHINGTON STREET
                       WESTBORO, MASSACHUSETTS 01581-1021
                                  508/366-3888

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS


     This proxy statement is furnished to the holders of common stock of Ardent Software, Inc. (the "Company") in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders to be held on April 30, 1998 and at any adjournment of that meeting. The enclosed proxy is solicited on behalf of the Board of Directors of the Company. Each properly signed proxy will be voted.

     A person giving the enclosed proxy has the power to revoke it, at any time before it is exercised at the meeting, by written notice to the Secretary of the Company, by sending a later dated proxy, or by revoking it in person at the meeting.

     The approximate date on which this proxy statement and the enclosed proxy will first be sent to stockholders is April 3, 1998. The Company's Annual Report to Stockholders for 1997 is being mailed together with this proxy statement.

     Only holders of common stock of record on the stock transfer books of the Company at the close of business on March 31, 1998 (the "record date") will be entitled to vote at the meeting. There were 14,734,312 shares of common stock outstanding on the record date.

     Each share of common stock is entitled to one vote. A plurality of the shares voting is required for the election of directors. No vote may be taken at the meeting, other than a vote to adjourn, unless a quorum has been constituted consisting of the representation of a majority of the outstanding shares as of the record date. Votes will be tabulated by the Company's transfer agent subject to the supervision of persons designated by the Board of Directors as inspectors.

     All shares represented at the meeting, by holders present either in person or by proxy, will be deemed to be represented for purposes of constituting a quorum. Shares which are represented at the meeting but as to which the holder abstains from voting or has no voting authority in respect of a particular matter (such as in the case of a broker non-vote) will not be deemed to be voted on such matter and will not be the equivalent of negative votes on such matter.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information as of February 14, 1998 as to shares of the Company's Common Stock beneficially owned by (i) each of its directors, (ii) the executive officers named in the summary compensation table below, and (iii) all of its current directors and executive officers as a group. Except as otherwise indicated, each person has sole investment and voting power with respect to the shares owned.

                                                                                       PERCENT OF
                                                                  COMMON STOCK         OUTSTANDING
                            NAME                              BENEFICIALLY OWNED(1)      SHARES
                            ----                              ---------------------    -----------
Robert G. Claussen..........................................          117,926                *
James T. Dresher............................................        2,910,140(2)          20.5%
Martin T. Hart..............................................           67,016                *
Robert M. Morrill...........................................          400,660              2.8
Peter Gyenes................................................          204,831              1.4
David W. Brunel.............................................          345,821              2.4
Charles F. Kane.............................................          103,022                *
Cornelius P. McMullan.......................................          100,000                *
Jason E. Silvia.............................................          100,000                *
James K. Walsh..............................................          139,818                1

All current directors and executive officers as a group (15
  persons)..................................................        5,049,601(2)          32.7

---------------
* Less than 1.0% of the outstanding Common Stock

(1) Includes shares which may be acquired by exercise of stock options within sixty days after February 14, 1998 by the directors and executive officers individually and as a group as follows: Mr. Claussen, 13,000; Mr. Hart, 22,382; Mr. Morrill, 140,000; Mr. Gyenes, 200,000; Mr. Brunel, 44,765; Mr.
    Kane, 100,000; Mr. McMullan, 100,000; Mr. Silvia, 100,000; Mr. Walsh,
    82,500; and all current directors and executive officers as a group, 1,242,097. Of those shares, 681,431 would be fully vested as to all directors and executive officers within that sixty day period, and the holders would have investment and voting powers; the remaining shares would be subject to vesting, and the holders would have voting but not investment powers until the shares vested.

(2) Includes 1,785,362 shares held by Glenangus Holdings Corp., a private investment company, of which Mr. Dresher is the controlling stockholder.

                       PRINCIPAL HOLDERS OF COMMON STOCK

     The following table sets forth, to the knowledge of the Company, the only beneficial owners of more than 5% of the Common Stock. This information is as of February 14, 1998 and is based solely on Schedule 13G filings made with the Securities and Exchange Commission.

                                                                                    PERCENT OF
                                                               NUMBER OF SHARES     OUTSTANDING
                      NAME AND ADDRESS                        BENEFICIALLY OWNED      SHARES
                      ----------------                        ------------------    -----------
James T. Dresher............................................      2,910,140(1)         20.5%
1339 East MacPhail Road
Bel Air, MD 21015

T. Rowe Price Associates, Inc...............................        730,001(2)          5.1%
100 E. Pratt Street
Baltimore, MD 21202

---------------
(1) Includes 1,785,362 shares held by Glenangus Holdings Corp., a private investment company, of which Mr. Dresher is the controlling stockholder.

(2) Shares are held by various investors, including T. Rowe Price Small Cap Value Fund ("TRP Fund"), a registered investment company, for which T. Rowe Price Associates Inc. ("TRP") serves as advisor. TRP has sole voting power with respect to 46,000 and sole dispositive power with respect to all such shares. TRP Fund has sole voting power with respect to 650,000 of such shares.


                             ELECTION OF DIRECTORS
                               (ITEM 1 OF NOTICE)

     There are currently six members of the Board of Directors, divided into three classes with terms expiring respectively at the 1998, 1999 and 2000 annual meetings of stockholders. The Board has fixed the number of directors at six and nominated Messrs. Dresher and Morrill, whose terms are expiring, for re-election for three year terms expiring at the 2001 Annual Meeting and when their successors are elected and qualified. The shares represented by the enclosed proxy will be voted to elect the two nominees unless such authority is withheld by marking the proxy to that effect or the proxy is marked with the names of directors as to whom authority to vote is withheld. Each of the nominees has agreed to serve, but in the event a nominee becomes unavailable for any reason, the proxy, unless authority has been withheld as to that nominee, may be voted for the election of a substitute.

     The following information is furnished with respect to each nominee for election as a director and for each director whose term of office will continue after the meeting.

                                                            PRINCIPAL OCCUPATION AND BUSINESS
                                       DIRECTOR             EXPERIENCE DURING LAST FIVE YEARS;
NAME AND AGE AS OF FEBRUARY 14, 1998    SINCE               DIRECTORSHIPS OF PUBLIC COMPANIES
------------------------------------   --------             ----------------------------------
                           NOMINEES FOR ELECTION FOR TERMS EXPIRING IN 2001

Robert M. Morrill, 60................
                                         1984      Mr. Morrill was Chairman of the Board from 1984
                                                   through February 1998, and was Chief Executive
                                                   Officer and President of the Company from March 1996
                                                   through March 1997. He has been a private investor
                                                   since 1991. He is a director of Stratus Computer,
                                                   Inc., a manufacturer of fault-tolerant computers.

                                                            PRINCIPAL OCCUPATION AND BUSINESS
                                       DIRECTOR             EXPERIENCE DURING LAST FIVE YEARS;
NAME AND AGE AS OF FEBRUARY 14, 1998    SINCE               DIRECTORSHIPS OF PUBLIC COMPANIES
------------------------------------   --------             ----------------------------------
James T. Dresher, 78.................
                                         1998      Mr. Dresher became a director upon the merger of
                                                   Unidata, Inc. into the Company in February 1998. Mr.
                                                   Dresher was Chairman of the Board and Chief
                                                   Executive Officer of Unidata from 1991 until
                                                   February 1998. Mr. Dresher was also Chairman of DW
                                                   Zimmerman Manufacturing Co., a material handling
                                                   equipment manufacturer, from 1989 to 1996. Since
                                                   1990, he has been Chief Executive Officer and a
                                                   director of Edgewood Corporation, a private land
                                                   development company, and, since 1991, President,
                                                   Treasurer and sole shareholder of Glenangus Holdings
                                                   Corp., a private investment company. Mr. Dresher is
                                                   a director of National-Dilwell, a manufacturer and
                                                   distributor of oil field supplies and drilling
                                                   equipment.

                                 DIRECTORS WHOSE TERMS EXPIRE IN 1999


David W. Brunel, 42..................    1998      Mr. Brunel became President upon the merger of
                                                   Unidata, Inc. into the Company in February 1998. He
                                                   was President and Chief Operating Officer and a
                                                   director of Unidata from its inception in 1988 until
                                                   February 1998.

Peter Gyenes, 52.....................    1997      Mr. Gyenes has been an executive officer of the
                                                   Company since May 1996, serving as Executive Vice
                                                   President, International Operations through October
                                                   1996, Executive Vice President, Worldwide Sales from
                                                   October 1996 through March 1997, and, from April
                                                   1997, President and Chief Executive Officer, and
                                                   from February 1998, Chairman of the Board. From May
                                                   1995 to May 1996, he was President and Chief
                                                   Executive Officer of Racal InterLan Inc., a supplier
                                                   of local area networking products. From 1994 to May
                                                   1995, he was President of the American Division of
                                                   Fibronics International, Inc., a data communication
                                                   supplier, and from 1990 to 1993 he was Vice
                                                   President and General Manager of the international
                                                   operations and minicomputer business unit of Data
                                                   General Corporation, a manufacturer of computer
                                                   equipment. He is a director of Enteractive, Inc., a
                                                   supplier of multimedia software.

                                 DIRECTORS WHOSE TERMS EXPIRE IN 2000


Robert G. Claussen, 61...............    1987      Mr. Claussen has been, since 1989, the Chairman of
                                                   the Board and Chief Executive Officer of Claussen
                                                   Co., a real estate development company, and managing
                                                   general partner of several real estate development
                                                   partnerships affiliated with Claussen Co.

                                                            PRINCIPAL OCCUPATION AND BUSINESS
                                       DIRECTOR             EXPERIENCE DURING LAST FIVE YEARS;
NAME AND AGE AS OF FEBRUARY 14, 1998    SINCE               DIRECTORSHIPS OF PUBLIC COMPANIES
------------------------------------   --------             ----------------------------------
Martin T. Hart, 62...................    1998      Mr. Hart became a director upon the merger of
                                                   Unidata, Inc. into the Company in February 1998.
                                                   Since 1969 Mr. Hart's principal occupation has been
                                                   a private investor. Mr. Hart is a director of P.J.
                                                   America, Inc., a food service company, MassMutual
                                                   Corporate Investors, an investment company,
                                                   MassMutual Participation Investors, Inc., an
                                                   investment company, Schuler Homes, Inc., a builder
                                                   of homes, Optical Securities Group, Inc., a
                                                   manufacturer of security systems, Pacific Financial
                                                   Group, a bank holding company, and T Netiks, Inc., a
                                                   communications company.

                          BOARD AND COMMITTEE MEETINGS

     The Board of Directors has Audit, Compensation and Nominating Committees.

     The Audit Committee reviews the internal accounting procedures of the Company and consults with and reviews the services provided by the Company's independent auditors. The directors currently serving on the Audit Committee are Messrs. Dresher and Morrill. The Audit Committee held four meetings in 1997.

     The Compensation Committee reviews and recommends to the Board the compensation and benefits of all officers of the Company and reviews general policy relating to compensation and benefits of employees of the Company. The Compensation Committee also administers the issuance of stock options. The directors currently serving on the Compensation Committee are Messrs. Claussen and Hart. The Compensation Committee held five meetings in 1997.

     The Nominating Committee establishes criteria and procedures for the selection of nominees for election to the Board of Directors. The directors currently serving on the Nominating Committee are Messrs. Dresher and Morrill. The Nominating Committee did not meet in 1997.

     During 1997, the Board held six meetings. Each incumbent director attended at least 75% of the aggregate number of the meetings of the Board and the meetings of the committees of the Board on which he served.

                         EXECUTIVE OFFICER COMPENSATION


SUMMARY COMPENSATION TABLE

     The following summary compensation table sets forth compensation received by the two persons who served as the Company's chief executive officer during 1997 and the four other most highly compensated executive officers who were serving as such on December 31, 1997. The table details compensation received for services rendered to the Company during the fiscal years ended December 31, 1997, 1996 and 1995.

                                                                    LONG TERM
                                                                   COMPENSATION
                                                                   ------------
                                           ANNUAL COMPENSATION     SHARES UNDER
NAME AND                                   --------------------      OPTIONS           ALL OTHER
PRINCIPAL POSITION                         SALARY(1)     BONUS       AWARDED       COMPENSATION(1)(2)
ON 12/31/97                        YEAR       ($)         ($)          (#)                ($)
------------------                 ----    ---------    -------    ------------    ------------------
Robert M. Morrill(3).............  1997      66,616     40,000        15,000                 --
  Chairman of the Board            1996      87,704         --       125,000                 --
                                   1995          --         --            --                 --
Peter Gyenes(4)..................  1997     233,077     150,000       75,000             81,613
  President and Chief              1996      99,904         --       125,000             77,716
  Executive Officer                1995          --         --            --                 --

Charles F. Kane(5)...............  1997     162,939     50,000            --             41,804
  Vice President, Finance and      1996     158,675         --        25,000             38,798
  Chief Financial Officer          1995      11,540         --        75,000                 --

Cornelius P. McMullan............  1997     170,827     50,000       100,000                 --
  Vice President,                  1996          --         --            --                 --
  International Operations         1995          --         --            --                 --

Jason E. Silvia..................  1997     162,937     45,000            --             32,299
  Vice President, Sales and        1996     165,000         --       100,000(6)          35,302
  Services                         1995     164,517         --        15,000             38,920

James K. Walsh...................  1997     172,813     40,000        15,000             66,476
  Vice President, Administration,  1996     175,000         --        47,500(6)          58,911
  New Business Development and     1995     174,132         --        15,000             65,531
  General Counsel

---------------
(1) Salary includes amounts deferred by the named executive officer, and All Other Compensation includes the Company's contribution, under the Company's deferred compensation and profit-sharing plan established pursuant to
    Section 401(k) of the Internal Revenue Code. The plan covers substantially all domestic employees of the Company and allows each participant to contribute up to 15% of his or her base wage up to an amount not to exceed an annual statutory maximum ($9,500 in 1997). The Company matches contributions in an amount equal to 50% of the contributions of each participant in excess of 2% of such participant's annual compensation up to 4% of such participant's annual compensation.

(2) All Other Compensation includes, for each of the executive officers except Messrs. McMullan and Morrill, the value, projected on an actuarial basis, of the benefit to the executive of the premium paid by the Company during the year on an insurance policy on the life of the executive purchased in connection with a split-dollar agreement. Each policy is a whole-life policy to be paid in ten equal annual premiums, which the Company has agreed to pay so long as the executive continues to be employed by the Company and, in certain circumstances, including the occurrence of change-in-control events, thereafter. The Company has certain rights to borrow against each policy and the right to receive an amount equal to all premiums paid by it not later than upon the death of the respective executive. The executives have the right to borrow certain amounts under the policies and to receive the respective death benefits net of premium amounts paid by the Company. The benefits in 1997 were: Mr. Gyenes, $78,613; Mr. Silvia,

    $39,299; Mr. Walsh, $63,476; and Mr. Kane, $38,804. All Other Compensation also includes, for Mr. Gyenes, $30,000 which he received in May 1996 as compensation for joining the Company.

(3) Commencing in March 1996, Mr. Morrill became President and Chief Executive Officer of the Company. He ceased to be President and CEO on March 31, 1997. The number of shares under options awarded to Mr. Morrill in 1997 does not include the issuance of a nonqualified stock option for the purchase of 125,000 shares, which was granted to Mr. Morrill in April 1997 upon his ceasing to serve as an employee of the Company, in replacement of an incentive stock option, for the same number of shares and at the same exercise price, granted to him in 1996 when he became an employee.

(4) Mr. Gyenes was first employed by and became an executive officer of the Company in May 1996. Mr. Gyenes became President and Chief Executive Officer on April 1, 1997, succeeding Mr. Morrill.

(5) Mr. Kane was first employed by and became an executive officer of the Company in November 1995.

(6) Includes 65,000 shares for Mr. Silvia and 30,000 shares for Mr. Walsh under options issued in exchange for options previously issued having higher exercise prices.

SEVERANCE ARRANGEMENTS ON CHANGE-IN-CONTROL.

     The Company has a policy providing that each of its executive officers, including the officers (other than Mr. Morrill) named in the Summary Compensation Table, will, upon termination of their employment within one year following a change-in-control of the Company (other than voluntary termination or termination for cause), be entitled to severance compensation equal to one year's salary and any applicable planned discretionary bonus. For purposes of the policy, the merger with Unidata in February 1998 constituted a change-in-control of the Company.

OPTION GRANTS TABLE

     The following option grants table sets forth information with respect to stock options granted by the Company to the named executive officers in the fiscal year ended December 31, 1997. All of such options were exercisable immediately upon grant but the underlying shares were subject to vesting over at least a three year period beginning on the date of grant, subject to acceleration upon certain change-in-control events. If the options are exercised to purchase unvested shares, such shares, until vested, may not be sold and are subject to repurchase by the Company at the exercise price.

                                                  INDIVIDUAL GRANTS
                              ---------------------------------------------------------  POTENTIAL REALIZABLE VALUE
                                              % OF TOTAL                                    AT ASSUMED RATES OF
                                               OPTIONS                                    STOCK PRICE APPRECIATION
                              SHARES UNDER    GRANTED TO                                     FOR OPTION TERM(1)
                                OPTIONS      EMPLOYEES IN   EXERCISE PRICE   EXPIRATION  --------------------------
NAME                          GRANTED(#)    FISCAL YEAR       ($/SH.)          DATE       5%($)          10%($)
----                          ------------   ------------   --------------   ----------  ----------    ------------
Robert M. Morrill...........     15,000(2)        1.6           6.625         4/2/07       62,496         158,378
Peter Gyenes................     75,000           8.2            6.25         4/1/07      294,794         747,067
Charles F. Kane.............         --            --              --           --             --              --
Cornelius P. McMullan.......    100,000          10.9           6.625        1/28/07      416,643       1,055,855
Jason E. Silvia.............         --            --              --           --             --              --
James K. Walsh..............     15,000           1.6           5.875         4/3/07       55,421         140,449

---------------
(1) As required by the rules of the Securities and Exchange Commission, potential values are stated based on the prescribed assumption that the common stock of the Company will appreciate in value from the date of grant to the end of the option term at rates (compounded annually) of 5% and 10%, respectively, and therefore do not reflect past results and are not intended to forecast possible future appreciation, if any, in the price of the common stock.

(2) The number of shares under options awarded to Mr. Morrill in 1997 does not include the issuance of a nonqualified stock option for the purchase of 125,000 shares, which was granted to Mr. Morrill in April 1997 upon his ceasing to serve as an employee of the Company, in replacement of an incentive stock option, for the same number of shares and at the same exercise price, granted to him in 1996 when he became an employee.

OPTION EXERCISE AND YEAR-END VALUE TABLE

     The following option exercise and year-end value table sets forth information regarding the exercise of stock options by the named executive officers during the fiscal year ended December 31, 1997 and the number and unrealized value or spread (the difference between the exercise price and the market value) of unexercised options held by such officers on December 31, 1997. All of such options were then exercisable, but some of the underlying shares were subject to vesting over a five year period, subject to acceleration upon certain change of control events.

                                                                                        VALUE OF UNEXERCISED
                                                      SHARES UNDER UNEXERCISED          IN-THE-MONEY OPTIONS
                            SHARES                 OPTIONS AT FISCAL YEAR END(#)       AT FISCAL YEAR END($)
                          ACQUIRED ON    VALUE     ------------------------------   ----------------------------
NAME                        EXERCISE     REALIZED   VESTED    UNVESTED     TOTAL     VESTED    UNVESTED    TOTAL
----                      -----------    --------   -------   ---------   --------   -------   --------   -------
Robert M. Morrill.......      --          --       71,945      68,055    140,000     72,883    72,743    145,626
Peter Gyenes............      --          --       41,250     158,750    200,000     52,656   219,219    271,875
Charles F. Kane.........      --          --       40,000      60,000    100,000     59,531    87,344    146,875
Cornelius P. McMullan...      --          --       18,333      81,667    100,000     25,208   112,292    137,500
Jason E. Silvia.........      --          --       50,028      49,972    100,000     19,072    31,553     50,625
James K. Walsh..........      --          --       38,708      43,792     82,500    125,151    45,162    170,313

DIRECTOR COMPENSATION

     Each director who is not also an employee of the Company is paid a quarterly fee of $2,000. Such directors are also paid $1,000 for each Board meeting and $500 for each committee meeting attended. Directors also are reimbursed for traveling costs and other out-of-pocket expenses incurred in connection with meeting attendance. Under the Company's 1991 Director Stock Option Plan, each non-employee director is automatically entitled to receive upon first joining the Board an option for the purchase of 15,000 shares of the Company's common stock and on January 31 of each year thereafter an option for the purchase of 10,000 shares, in each case exercisable, subject to a three year vesting period (subject to acceleration upon certain change-in-control events), at a price per share equal to fair market value at the date of grant. However, each of the current non-employee directors received on January 31, 1998 an option for the purchase of 5,000 shares in lieu of an option for any higher number of shares to which they may have been entitled.

                      BOARD COMPENSATION COMMITTEE REPORT

     The overall policy for compensating executive officers has been based upon the following three principles:

          1. Aggregate compensation should be sufficiently competitive within the software industry to retain and, when necessary, attract executives capable of leading the Company.

          2. The executive officers of the Company, other than the Chief Executive Officer, should function and succeed as a team and, therefore, there should not be significant differences in compensation among those officers.

          3. A portion of aggregate compensation should depend upon the achievement of Company goals.

     The main components of the Company's executive compensation program are salary, bonuses and stock options. Executives are also eligible to participate in various benefit programs provided to all full time employees, including 401(k) and employee stock purchase plans. In addition, the committee instituted in early 1993 a split-dollar life insurance program for executive officers.

     Salary and Bonuses. The Committee's objective has been to fix levels of salary plus bonus opportunity for executive officers at the average levels for comparable companies within the software industry. Based upon review of various surveys of compensation within the industry, the Committee believes that this objective has generally been achieved. Because one of the Company's overall principles for compensating executive officers, other than the Chief Executive Officer, has been that there should not be significant differences in compensation among those officers, the Committee's comparison of the Company's compensation levels with those of other companies has been done on an aggregate rather than position by position basis.

     Executive salaries have been fixed based upon subjective consideration of several factors, principally including salary levels of comparable companies in the industry. Each of the executives (except for the Chief Executive Officers, see discussion below) has been paid a salary which differs by less than 10% from the average executive salary.

     At the beginning of each year, the Committee establishes a bonus pool opportunity for certain employees (other than sales and certain sales support personnel, who receive commissions and bonuses based upon sales). The actual bonus pool is determined based upon pre-tax profits in excess of certain minimum levels. The pool is allocated by the Committee among eligible employees, including executive officers, based upon the employee's position and relative contribution during the year, among other relevant factors.

     Stock Options. The Committee believes that equity ownership by executive officers, as well as by other employees, provides an important long-term incentive for retention and team-oriented performance. Executive officers, as well as other employees of the Company, have historically been given, at the time of initial hiring, some form of equity ownership opportunity, most recently in the form of incentive stock options. Such equity has generally been subject to vesting over several years. From time to time executive officers have been given additional equity opportunities. The number of shares for which options were granted to certain executive officers in 1997 was determined by the Committee based upon consideration of several factors, including the performance of the officers, the options previously granted to such officers, and the options granted to executive officers by comparable companies in the industry.

     Mr. Morrill's Compensation. When Mr. Morrill became President and Chief Executive Officer in 1996, he stated to the Compensation Committee that his objective was to increase the value of his stock in the Company and that he did not require a salary or bonus opportunity within the range of the other executive officers. His annual salary was fixed at $120,000 and continued at that rate until he resigned as Chief Executive Officer on March 31, 1997. Upon his resignation, Mr. Morrill was awarded a stock option for 15,000 shares based upon his services as Chief Executive Officer. He was also allocated a share of the 1997 bonus pool based upon his position and his performance during the year.

     Mr. Gyenes' Compensation. When Mr. Gyenes became Chief Executive Officer on April 1, 1997, his salary was increased to $250,000 per year, which the Compensation Committee believed to be an appropriate level based upon levels of CEO salaries for comparable companies within the industry, and he was granted an option for 75,000 shares to bring his total option to a level which the Committee deemed appropriate. He was also allocated a share of the 1997 bonus pool based upon his position and his performance during the year.

     Compensation Not Qualifying for Tax Deductibility. Section 162(m) of the Internal Revenue Code provides in general that compensation to certain individual executive officers during any year in excess of $1 million is not deductible by a public company. The Committee believes that, given the general range of salaries and bonuses for executive officers of the Company and the nature of the options generally held by them (certain options do not result in income which is includable in the amounts which are non-deductible), the $1 million threshold of Section 162(m) will not be reached by any executive officer of the Company in the foreseeable future. Accordingly, the Committee has not considered what its policy regarding compensation not qualifying for federal tax deductibility might be at such time, if ever, as that threshold is within range of any executive officer.

                                          Compensation Committee



                                          ROBERT G. CLAUSSEN
                                          MARTIN T. HART

---------------
* Mr. Hart was appointed to the Compensation Committee in February 1998. The members of the Compensation Committee in 1997 were Messrs. Claussen, Dow and Lucchese.

COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN

     The following performance graph assumes an investment of $100 on December 31, 1992 and compares the change to December 31, 1993, 1994, 1995, 1996 and 1997 in the market price of the Company's common stock with a broad market index (S&P
500) and an industry index (S&P Computer Software & Services). The Company paid no dividends during the periods shown; the performance of the indexes is shown on a total return (dividend reinvestment) basis. The graph lines merely connect the prices on the dates indicated and do not reflect fluctuations between these dates.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                AMONG ARDENT SOFTWARE, INC., THE S & P 500 INDEX
               AND THE S&P COMPUTERS (SOFTWARE & SERVICES) INDEX

                                                                                   S & P
MEASUREMENT PERIOD                   ARDENT SOFTWARE                        COMPUTERS|(SOFTWARE
(FISCAL YEAR COVERED)                      INC.              S & P 500           & SERVICES)
12/31/92                                   100                 100                  100
12/31/93                                   184                 110                  128
12/31/94                                   229                 112                  151
12/31/95                                   121                 153                  212
12/31/96                                    97                 189                  330
12/31/97                                   103                 252                  459


* $100 invested on 12/31/92 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.

     The Compensation Committee Report and the Comparison of Cumulative Total Stockholder Return above shall not be deemed to be "soliciting material" or incorporated by reference into any of the Company's filings with the Securities and Exchange Commission.

                              SECTION 16 REPORTING

     Section 16(a) of the 1934 Act requires the Company's directors and officers and persons who own more than ten percent of the Common Stock to file reports with the Securities and Exchange Commission disclosing their ownership of stock in the Company and changes in such ownership. Copies of such reports are also required to be furnished to the Company. Based solely on a review of the copies of such reports received by it, or a written representation from certain reporting persons, the Company believes that all required filings were timely made during 1997.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP audited the accounts of the Company for the fiscal year ended December 31, 1997, and a representative of that firm is expected to be present at the meeting to answer questions from stockholders and to make a statement if desired.

     In connection with its merger with Unidata, Inc. in February 1998, the Company is in the process of interviewing several firms, including Deloitte & Touche LLP, with regard to auditing the accounts of the Company in 1998. It is expected that the process will be completed in early May.


                     STOCKHOLDER PROPOSALS FOR 1999 MEETING

     Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received on or before December 5, 1998 for inclusion in the proxy materials relating to that meeting. Any such proposals should be sent to the Company at its principal offices addressed to the Executive Vice President and General Counsel. Other requirements for inclusion are set forth in Rule 14a-8 under the 1934 Act, as amended.


                                 OTHER MATTERS

     The Company has no knowledge of any matters to be presented for action by the Stockholders at the meeting other than as set forth above. However, the enclosed proxy gives discretionary authority to the persons named therein to act in accordance with their best judgment in the event that any additional matters should be presented.

     The Company will bear the cost of the solicitation of proxies by the management, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of common stock.


                                          By order of the Board of Directors


                                          R. N. HOEHN
                                          Secretary

April 3, 1998

                                                                     VMACM-PS-97

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE


-----------------------------------        1. To elect two Directors.
       ARDENT SOFTWARE, INC.
-----------------------------------               JAMES T. DRESHER
                                                  ROBERT M. MORRILL

                                              FOR ALL      WITH-    FOR ALL
                                              NOMINEES     HELD      EXCEPT
                                                [ ]         [ ]        [ ]

                                            NOTE: If you do not wish your
                                            shares voted "For" a particular
                                            nominee, mark the "For All Except"
                                            box and strike a line through the
                                            name of the nominee. Your shares
                                            will be voted for the remaining
                                            nominee.
RECORD DATE SHARES:





Please be sure to sign and date             Mark box at right if an address
this Proxy.                                 change or comment has been noted
                                            on the reverse side of this card.

---------------------------------                                           [ ]
Date


---------------------------------
Stockholder sign here


---------------------------------
Co-owner sign here

DETACH CARD                                                          DETACH CARD




                             ARDENT SOFTWARE, INC.

                 Dear Stockholder,

                 Please mark the boxes on this proxy card to indicate how your shares will be voted, then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

                 Sincerely,

                 Ardent Software, Inc.

                             ARDENT SOFTWARE, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 30, 1998

The undersigned hereby acknowledge(s) receipt of the Notice and accompanying Proxy Statement, revoke(s) any prior proxies, and appoint(s) Peter Gyones, James K. Walsh and Richard N. Hoelm, and each of them, with power of substitution in each, attorneys for the undersigned to act for and to vote, as specified below, all shares of stock which the undersigned may be entitled to vote at the Annual Meeting of the Stockholders of Ardent Software, Inc. to be held on April 30, 1998, and at any adjourned sessions thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR. THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE HOLDER'S BEST JUDGMENT AS TO ANY OTHER MATTER.

--------------------------------------------------------------------------------
          PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN
                             THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) on the books of the Corporation, Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or here title.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                  DO YOU HAVE ANY COMMENTS?

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